EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

Bank of Marin Bancorp ANNOUNCES James S. Kimball as
Executive Vice President and Chief Operating Officer

NOVATO, CA - September 20, 2017 -  Bank of Marin Bancorp ("Bancorp" or "BMRC") (NASDAQ: BMRC), parent company of Bank of Marin (the "Bank"), announced today that James S. Kimball will be joining the Bank as an executive vice president in the newly created position of Chief Operating Officer, effective October 16, 2017.  As Chief Operating Officer, Mr. Kimball will have responsibility for the management of the Bank’s lines of business, including Commercial Banking, Retail Banking, Wealth Management & Trust and Marketing.

“The addition of Jim as our new Chief Operating Officer positions us well to manage the accelerated growth of the Bank as we prepare for our pending acquisition of Bank of Napa and the expansion of our presence across the Bay Area,” said Russell A. Colombo, President and Chief Executive Officer. “Jim has spent the majority of his career working in the same geographic footprint as Bank of Marin and has a proven track record for building and managing high performing middle market commercial banking teams. He also founded the wine industry specialty practice at Wells Fargo and will be valuable in helping us expand our winery relationships. We believe his experience and skill set is ideally suited to help Bank of Marin execute on our strategic growth initiatives and continue enhancing the value of our franchise.”

Mr. Kimball has more than 28 years of commercial banking experience and joins Bank of Marin from Wells Fargo Bank, where he most recently served as Senior Vice President and Region Head for the North Coast Regional Commercial Banking Office and Wine Industry Specialty Group. During his nine years at Wells Fargo, among other accomplishments, Mr. Kimball founded the wine industry specialty practice, which assisted Wells Fargo in becoming one of the largest commercial lenders in the wine industry. Prior to Wells Fargo, Mr. Kimball served as Regional President of Northern California and Nevada for Wachovia Bank. Earlier in his career, Mr. Kimball spent more than 20 years with Bank of America, ending his tenure as the Regional Manager responsible for the commercial banking segment in five Bay Area markets.

Mr. Kimball earned his MBA and Bachelor of Science degree in Finance from California State University, Sacramento. Mr. Kimball has been involved in a number of community organizations including the San Francisco Chamber of Commerce, North Bay World Trade Association, Petaluma Educational Foundation and North Bay Leadership Council.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.1 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 21 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to

Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward- looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, BMRC has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (Registration Statement Number 220468) to register the shares of BMRC common stock to be issued to the shareholders of BNNP. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Bank of Napa seeking their approval of the acquisition and related matters. In addition, BMRC may file other relevant documents concerning the proposed acquisition with the SEC.

Shareholders of Bank of Napa are urged to read the registration statement on Form S-4 and the proxy statement/prospectus included within the registration statement and any other relevant documents to be filed with the SEC in connection with the proposed acquisition because they will contain important information about BMRC, BNNP and the proposed transaction. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus also may be obtained by directing a request by telephone or mail to Bank of Marin Bancorp, 504 Redwood Blvd, Suite 100, Novato CA, 94947, Attention: Investor Relations (telephone: (415) 763-4523 ), or by accessing Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” The information on Bank of Marin’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings it makes with the SEC.

Participants in the Solicitation

BMRC and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of BNNP in connection with the acquisition. Information about the directors and executive officers of BMRC is set forth in the proxy statement for BMRC’s 2017 annual meeting of shareholders filed with the SEC on April 5, 2017. Additional information regarding the interests of these participants and other persons who may be deemed participants in the acquisition may be obtained by reading the proxy statement/prospectus regarding the acquisition when it becomes available.